SNM GLOBAL HOLDINGS, INC.

TERM SHEET

Funky Biscuit Ventures, LLC

The following is a non-binding term sheet for structuring a joint venture project between SNM Global Holdings, Inc. ("SNM") and Funky Biscuit Ventures, LLC. ("FBV"). The following terms are intended for building a frame work for the joint venture and establish an understanding between the Parties.

Purpose	*The purpose of the joint venture is to combine the efforts of fundraising, marketing, brand building and financial management capacities of SNM with FBV in the expansion of Funky Biscuit Ventures, LLC. The Parties intend to memorialize the terms of this joint venture, as amended, in a formal definitive agreement.*
Consideration	*In exchange for 50% of the total ownership of FBV, SNM will pay FBV $1,000,000.00, cash.*
Use of Proceeds	*Funds will be used to support the expansion of Funky Biscuit Ventures, LLC located at 303 SE Mizner Blvd* *Royal Palm Place, Boca Raton, FL 33432, and future expansion of FBV subsidiaries*
Responsibilities	*FBV shall be responsible for all operations, food service, management and marketing and sales decisions.* *FBV shall also provide SNM Global timely quarterly updates via email and/or newsletter, and allow access to online reports of all sales.* *SNM will be responsible for all accounting and fiduciary responsibilities.*

SNM GLOBAL HOLDINGS, INC.

Profit Share	*Any and all of the net profits shall be shared 50/50 between SNM Global and the Funky Biscuit Ventures, LLC.*
Risks	*All Parties understand and agree that this joint venture carries certain risks. Neither party makes any guarantee or warranty otherwise in regards to the success of the joint venture, except those representations and warranties stated in a final definitive agreement.*
Representations and Warranties	*In addition to standard representations and warranties, the Parties do hereby represent and warrant the following:* ☐ *SNM hereby represents and warrants that it has the capacity, as a publicly traded company, to raise sufficient funds for the purpose of the joint venture;* ☐ *FBV represents and warrants that the all products are free and clear of all liens and encumbrances and that Funky Biscuit Ventures, LLC or its subsidiaries are properly licensed and permitted to serve food and beverages in accordance with State and local laws.*

SNM GLOBAL HOLDINGS, INC.

The undersigned does hereby agree to the intent and purpose of this Term Sheet as it relates to a joint venture between SNM Global Holdings, Inc. and Funky Biscuit Ventures, LLC. The Parties understand and agree that this terms set forth may be amended prior to entering into a definitive agreement after the parties have completed their respective due diligence.

SNM Global Holdings, Inc.

4/18/17

Troy Lowman, President

AGREED AND ACCEPTED by:
Funky Biscuit Ventures, LLC

By: Albert J. Poliak

Title: President

Date 4/18/2017